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                                                                  Exhibit 99.1




News
Release

FOR IMMEDIATE RELEASE
---------------------

September 4, 1998

Contact:  John Breed
          (713) 209-8835 (work)
          (281) 381-3150 (cell)

COOPER TO BECOME WORLDWIDE LEADER IN LIGHTING FIXTURES WITH ACQUISITION OF THORN

HOUSTON, TX, Sept. 4 -- Cooper Industries (NYSE:CBE) and TLG, plc (Thorn Lighting Group) today jointly announced an agreed offer by Cooper to acquire Thorn in a transaction valued at approximately $535 million. The Board of TLG has recommended that its shareholders accept the terms of Cooper's offer.

         "Thorn is an excellent strategic addition to Cooper," said H. John Riley, Jr., Chairman, President and Chief Executive Officer of Cooper Industries. "This acquisition will make Cooper a worldwide leader in lighting fixtures with over $1.7 billion in revenues. Thorn's strong position in the United Kingdom and Europe and established operations in other international markets provide an excellent complement to our already significant North American presence."

         Thorn, headquartered in Borehamwood, England, is a leading European manufacturer of commercial and architectural lighting, used in both indoor and outdoor applications. Thorn had annual sales of approximately $650 million for the fiscal year ended March 31, 1998, and employs more than 4,000 people in Europe, Australia and the Far East. The addition of Thorn's lighting products complements Cooper's portfolio of well-known lighting brands including Halo, Metalux, Crouse-Hinds, McGraw-Edison, AtLite and Menvier.

         "We see the opportunity to significantly increase Thorn's operating earnings in a relatively short period of time. The anticipated synergies resulting from the combination of Thorn and Cooper will yield between $40 million and $50 million in annual savings by the year 2001," said Riley. "As a result, Cooper expects earnings per share from this transaction will


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approach 20 cents in 1999, 25 cents in 2000, and exceed 30 cents in subsequent years. Additionally, sales and marketing synergies could provide even greater opportunities for revenue and earnings growth."

         Last month, Cooper announced definitive plans to exit its auto business and redeploy the anticipated $1.9 billion of proceeds into shareholder value-enhancing actions. The company announced a $500 million stock repurchase program in August and has reconfirmed its intent to complete it prior to the sale of its automotive business. Upon completion of the automotive sale and the acquisition of Thorn, the company intends to use approximately $500 million to $600 million to reduce debt. The remaining proceeds will be available for additional complementary acquisitions and further share repurchases.

         "The addition of Thorn is the first major acquisition that we have announced since disclosing our plans to sell our automotive business and is another step in the reshaping of Cooper into a higher growth company," Riley said. "With this acquisition, we anticipate that 1999 revenues for continuing operations should be more than 15 percent greater than in 1998. Moreover, we will have significant additional financial capacity to further improve our prospects for revenue and earnings growth in 1999 and 2000."

         The offer to purchase TLG's publicly traded shares will be made by a subsidiary of Cooper and is subject to a number of conditions including customary regulatory approvals. The transaction is expected to close in the fourth quarter.

         Thorn will become part of Cooper's Electrical Products segment. Other operations within the Electrical Products segment manufacture lighting fixtures, security and fire detection equipment, hazardous duty electrical enclosures, circuit protection products and electrical power transmission and distribution equipment.

         Cooper Industries, headquartered in Houston, Texas, had 1997 revenues of $5.3 billion. As a result of the anticipated divestiture of its automotive businesses, recent acquisitions and the continued growth of Cooper's ongoing operations, the company's 1998 revenues are anticipated to be approximately $4.5 billion. Additional information about Cooper is available on the company's World Wide Web site: www.cooperindustries.com.

         Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and



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uncertainties, many of which are outside the control of the company such as the level of market demand for the company's products, competitive pressures and future economic conditions, and actual results may differ materially. These factors are discussed in the company's 1997 Annual Report on Form 10-K and other Securities and Exchange Commission filings. This announcement does not constitute an offer or an invitation to purchase any securities, directly or indirectly, in the United States, Canada, Australia or Japan.

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